FIRST AMENDMENT
TO
KNIFE RIVER CORPORATION
401(k) RETIREMENT PLAN

The Knife River Corporation 401(k) Retirement Plan (the “Plan”), as established effective May 1, 2023, is amended by this First Amendment effective as of January 1, 2024, except as specified below. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.The definition of “Eligible Employee” in Article I is amended to read as follows:

Eligible Employee – Eligible Employee means each Employee who is at least 18 years of age and who is actively employed by the Employer.
Notwithstanding the foregoing, unless specifically approved as an Eligible Employee by the Committee, an Employee of an Employer shall not be an Eligible Employee during any time when such Employee is (1) eligible to participate in a multiemployer plan as defined in ERISA Section 3(37) to which the Employer contributes or (2) covered by a collectively bargained unit that has not bargained for the Plan for such Employee.
A Leased Employee shall not be an Eligible Employee.

2.The definition of “Temporary Employee” in Article I is deleted in its entirety.

3.Section 2.3 is amended to read as follows:

Reemployment. An Eligible Employee or Participant who terminates employment with the Employer and who is subsequently reemployed as an Eligible Employee shall become a Participant on the date of his or her reemployment, provided that such Eligible Employee complies with any enrollment procedure established by the Committee.

4.Effective May 1, 2023, Section 3.1(e) is amended to read as follows:

A Participant’s deemed election under Section 3.1(d) shall be automatically increased by 1% as of the January 1 following the Participant’s initial deferral contribution (or as soon as administrative feasible thereafter) and each subsequent January 1 (or as soon as administratively feasible thereafter) until the Participant’s deferral rate equals 15% of Compensation or the Participant makes an affirmative election regarding deferral contributions (including an election to not contribute), if earlier. If an affirmative election is made, the automatic escalation no longer applies.

5.Section E-2 is deleted in its entirety, and Sections E-3 to E-9 are renumbered as Sections E-2 to E-8, respectively.

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The Plan is amended effective as of the dates specifically set forth above and executed by a duly authorized individual on the date set forth below.

KNIFE RIVER CORPORATION

Dated:         11/29/2023                By:     /s/ Nathan Ring
                         Nathan Ring
                         Chair

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